United States securities and exchange commission logo





                           October 1, 2021

       William Iwaschuk
       Chief Legal Officer
       Cipher Mining Inc.
       222 Purchase Street, Suite #290
       Rye, NY 10580

                                                        Re: Cipher Mining Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed September 24,
2021
                                                            File No. 333-259786

       Dear Mr. Iwaschuk:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Matthew
Derby, Staff Attorney, at (202) 551-3334 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology
       cc:                                              David Stewart